Exhibit 5.1

[LACKOWICZ, SHEIR & HOFFMAN LOGO]	Suite 300, 204 Black Street
Whitehorse, Yukon Y1A 2M9
Telephone: 867-668-5252
FAX: 867-668-5251
E-mail: lackowicz.shier@yukonlaw.com

BARRISTERS & SOLICITORS

in association with

[BULL, HOUSSER & TUPPER LLP LOGO]	Reply Attention To: Paul W. Lackowicz
direct e-mail: plackowicz@yukonlaw.com
Our File No: 35187
March 31, 2008
BY E-MAIL AND COURIER
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois, USA
60532-3246
Dear Sirs/Mesdames:
     Re: Registration of SXC Health Solutions Corp. common shares
     We refer to the Registration Statement on Form S-4 (the “Registration Statement”) filed on March 31, 2008, by SXC Health Solutions Corp., a Yukon Territory corporation (the “Corporation”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Corporation’s common stock, no par value (the “Registered Shares”), of the Corporation. The Registered Shares are to be registered pursuant to an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Merger Agreement”), dated as of February 25, 2008, among National Medical Health Card Systems, Inc. (“NMHC”), the Corporation and Comet Merger Corporation (“Offeror”), a newly formed, wholly-owned subsidiary of SXC Health Solutions, Inc., a wholly-owned subsidiary of the Corporation (“US Corp.”), which provides for the merger (the “Merger”) of the Offeror with and into NMHC, with NMHC surviving as a wholly owned subsidiary of US Corp. The Registered Shares consist of shares to be issued pursuant to the Merger Agreement.
Scope of Review
     For the purposes of our opinion, we have reviewed e-mailed or faxed copies of the following:
(a)	directors’ resolutions dated February 25, 2008, certified by the Chief Financial Officer and Senior Vice-president, Finance for the Corporation and dated March 26, 2008;

(b)	the Merger Agreement; and

(c)	the Registration Statement.

Paul W. Lackowicz	Daniel S. Shier	Debbie P. Hoffman
Lori A. Lavoie	Brenda F. Smichura-Jerome	Norah E. Mooney

     In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.
Assumptions
     In rendering this opinion, we have assumed:
1. The genuineness of all signatures;
2. The authenticity and completeness of all documents submitted to us as originals;
3. The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, facsimile transmissions or e-mails, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received;
4. The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;
5. The Corporation has received the consideration for the issuance of the Registered Shares and it is not less in value than the fair equivalent of the money that the Corporation would have received if such shares had been issued for money and the Offeror has received the corresponding number of shares of NMHC, as provided for under the Merger Agreement, for the issued Registered Shares; and
6. None of the Registered Shares shall be issued to the Offeror.
Practice Restriction
     We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.
Opinion
     Based and relying upon the foregoing, we are of the opinion that each Registered Share will be validly issued, fully paid and non-assessable when:
(i)	the Registration Statement, as finally amended, shall have become effective under the Securities Act;

(ii)	the Merger shall have become effective under its governing law; and

(iii)	a certificate representing such Registered Share shall have been duly executed, countersigned, registered and delivered in accordance with the Merger Agreement.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ LACKOWICZ, SHEIR & HOFFMAN

Lackowicz, Shier & Hoffman